Exhibit 21.1

Subsidiaries of the Registrant

The following are the subsidiaries of the Registrant:

	Name	Principal Activities	Country
1.	XP Investimentos S.A.	Holding	Brazil

2.	XP Controle 3 Participações S.A.	Financial Holding	Brazil

3.	XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A.	Broker-dealer	Brazil

4.	Banco XP S.A.	Multipurpose bank	Brazil

5.	XPE Infomoney Educação Assessoria Empresarial e Participações Ltda.	Digital Content services	Brazil

6.	Tecfinance Informática e Projetos de Sistemas Ltda.	Rendering of IT services	Brazil

7.	XP Corretora de Seguros Ltda.	Insurance Broker	Brazil

8.	XP Gestão de Recursos Ltda.	Asset management	Brazil

9.	XP Finanças Assessoria Financeira Ltda.	Investment consulting service	Brazil

10.	Infostocks Informações e Sistemas Ltda.	Mediation of information systems	Brazil

11.	XP Advisory Gestão Recursos Ltda.	Asset management	Brazil

12.	XP Vista Asset Management Ltda.	Asset management	Brazil

13.	XP Controle 4 Participações S.A.	Insurance holding	Brazil

14.	XP Vida e Previdência S.A.	Private pension and insurance	Brazil

15.	Leadr Serviços Online Ltda.	Social Media	Brazil

16.	Spiti Análise Ltda.	Research (pending regulatory approval)	Brazil

17.	XP Holding UK Ltd	International holding	UK

18.	XP Investments UK LLP	Inter-dealer broker and Organized Trading Facility (OTF)	UK

19.	Sartus Capital LTD	Investment Advisor	UK

20.	XP Private (Europe) S.A.	Investment Advisor	CH

21.	XP Advisory US	Investment Advisor	USA

22.	XP Holding International LLC	International financial holding	USA

23.	XP Investments US, LLC	Broker-dealer	USA

24.	Chamaleon Bravery – Unipessoal LDA	Investment Advisor (pending regulatory approval)	POR

25.	Xperience Market Services LLC	Non-operational	US